Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS REPORTS FOURTH QUARTER REVENUE OF $29.3 MILLION, IN LINE WITH PREVIOUS GUIDANCE

Achieved Adjusted Pre-Tax Profit of $2.5 Million for Full Year; Generated Full Year Cash Flow from Operating Activities of $7.9 Million

2011 Outlook Reflects Product Development, Market Development and Clinical Research Initiatives Aimed at Improving Revenue Growth While Staying Profitable

COLORADO SPRINGS, Colo. (February 17, 2011) - Spectranetics Corporation (Nasdaq: SPNC) today reported financial results for the quarter and full year ended December 31, 2010.

Revenue for the fourth quarter of 2010 was $29.3 million, a decrease of 1% as reported and essentially flat on a constant currency basis, compared with revenue of $29.7 million for the fourth quarter of 2009. Pre-tax income for the fourth quarter of 2010 was $0.5 million, compared with a pre-tax loss of $(5.5) million in the fourth quarter of 2009. Excluding special items in both periods, adjusted pre-tax income was $1.5 million in the fourth quarter of 2010, compared with adjusted pre-tax income of $0.6 million in the fourth quarter of 2009.

Pre-tax income in the fourth quarter of 2010 included a previously disclosed special item of $1.0 million. The pre-tax loss during the fourth quarter of 2009 included $6.1 million of special items. A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP are provided immediately following the financial tables under “Reconciliation of Non-GAAP Financial Measures.”

“Our Lead Management products continue to be the standard of care for removing problematic pacemaker or defibrillator leads and generated revenue growth in the United States of 14% during the fourth quarter of 2010 compared with the prior year. Full year worldwide revenue growth within Lead Management was 12%, consistent with our previously provided outlook,” said Jason D. Hein, Senior Vice President of Sales and Marketing. “Vascular Intervention revenue for the full year declined by 3% and was also in the range of expectations outlined in our previously provided outlook. Vascular Intervention revenue during the fourth quarter reflected the planned transition associated with the realignment of certain sales territories in September 2010, which is now complete. As a result, I remain optimistic that we will improve upon fourth quarter Vascular Intervention revenue throughout 2011 and anticipate continued double-digit revenue growth in our market-leading Lead Management business in 2011.”

Shar Matin, Senior Vice President of Operations, Product Development and International, commented, “Our operating focus in 2011 is to execute projects already underway that will drive revenue growth. Toward that end, we expect to introduce new products and product enhancements by the end of 2011, including a line extension of our Turbo Tandem peripheral atherectomy device and a next-generation laser-assisted lead extraction device. We are also moving forward on the FDA filing to initiate a randomized clinical study to treat in-stent restenosis, and are targeting enrollment of the first patient during the second quarter of 2011. We recently received FDA approval on the manufacturing site change for the CVX-300® laser system, a key aspect of our program to increase operating efficiency, and plan to complete the transition into our expanded manufacturing facility by the end of this year.”

Net income for the fourth quarter of 2010 was $0.5 million, or $0.02 per diluted share, compared with a net loss of $(5.7) million, or $(0.17) per share, in the fourth quarter of 2009. Excluding the special items in both periods discussed above, adjusted net income for the fourth quarter of 2010 was $1.5 million, or $0.04 per diluted share, compared with adjusted net income of $0.4 million, or $0.01 per diluted share, in the fourth quarter of 2009.

Fourth Quarter Revenue Review

Lead Management revenue increased 6% (14% in the U.S.) to $10.6 million, laser equipment revenue increased 10% to $2.2 million, and service and other revenue was essentially flat at $2.5 million, all compared with the fourth quarter of 2009. Vascular Intervention sales declined 8% (7% in the U.S.) to $14.1 million and include three product lines: atherectomy (including peripheral and coronary), which decreased 4%, crossing solutions, which decreased 10%, and thrombectomy, which decreased 14%, all compared with the fourth quarter of 2009.

On a geographic basis, revenue in the United States was $24.7 million in the fourth quarter of 2010, an increase of 2% from the prior year fourth quarter. International revenue was $4.6 million, a decrease of 14% from the fourth quarter of 2009, or a decrease of 9% on a constant currency basis. The decrease in International revenue is primarily due to lower lead management revenue compared with a particularly strong fourth quarter of 2009.

Full Year 2010 Financial Results

Revenue for the year ended December 31, 2010 rose 3% to $117.9 million, from $114.8 million in 2009.

Lead Management revenue in 2010 was up 12% (14% in the U.S.) to $41.2 million, laser equipment revenue increased 5% to $7.2 million, and service and other revenue increased 1% to $9.4 million, all compared with 2009. Vascular Intervention revenue declined 3% (2% in the U.S.) to $60.2 million. Within Vascular Intervention sales, atherectomy was down 1%, crossing solutions decreased 4%, and thrombectomy decreased 8%, all compared with 2009.

On a geographic basis, revenue in the United States was $101.0 million during 2010, an increase of 4% from 2009. International revenue totaled $16.9 million, a decrease of 6% from 2009, or a decrease of 3% on a constant currency basis.

The pre-tax loss for 2010 was $(6.8) million, compared with a pre-tax loss of $(13.2) million in 2009. Excluding special items in both periods, adjusted pre-tax income was $2.5 million in 2010, compared with an adjusted pre-tax loss of $(1.5) million in 2009.

The pre-tax loss in 2010 and 2009, respectively, included $9.4 million and $11.8 million of special items. A further description of these special items and a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP are provided immediately following the financial tables under “Reconciliation of Non-GAAP Financial Measures.”

The net loss in 2010 was $(13.1) million, or $(0.39) per share, compared with a net loss of $(13.4) million, or $(0.41) per share, in 2009. The net loss in 2010 includes an increase in the valuation allowance of $6.1 million against the deferred tax asset. Excluding the increase in the valuation allowance against the deferred tax asset and special items discussed above, adjusted net income in 2010 was $2.4 million, or $0.07 per diluted share, compared with an adjusted net loss of $(1.6) million, or $(0.05) per share, in 2009.

Cash, cash equivalents and current investment securities were $33.7 million as of December 31, 2010, up from $19.1 million as of December 31, 2009. During the fourth quarter and year ended December 31, 2010, approximately $0.8 million and $6.2 million, respectively, of auction-rate securities were either sold or redeemed by the issuer. In addition, the remaining $3.6 million of auction rate securities held by the Company as of December 31, 2010 have been reclassified from “investment securities - non-current” to “cash, cash equivalents and investment securities” on the balance sheet due to the Company's expectation that these securities will either be redeemed or sold during 2011 at an amount that approximates the book value of the securities.

2011 Outlook

The Company's primary focus in 2011 is to improve the revenue growth rate while staying profitable. Revenue is anticipated to be within the range of $122.5 million to $126.5 million, which represents an increase over 2010 revenue of 4% to 7%.

Gross margin is expected to be approximately the same as 2010 levels of 71%, but important initiatives designed to improve manufacturing efficiencies in 2012 and beyond will be implemented this year.

Conference Call

Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers and entering reservation code 41220677. The web site replay will be available for 14 days following the completion of the call.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in 40 countries throughout the world and are used to treat arterial blockages in the heart and legs as well as the removal of problematic pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of problematic pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include insufficient insurance coverage or the denial of insurance coverage related to legal costs or any settlement or judgment in connection with legal proceedings, including legal proceedings in which the Company may have an indemnification obligation, adverse impact to our business of the recently enacted healthcare reform bill and related legislation, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, market acceptance of excimer laser atherectomy technology, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company's strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company's relocation and consolidation of its manufacturing operations, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company's previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable U.S. GAAP measures for the respective periods, and an explanation of the Company's use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company's financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000's, except per share data and percentages)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Revenue	$29,305	$29,661	$117,917	$114,837
Cost of products sold	8,638	8,643	34,031	33,140
Gross profit	20,667	21,018	83,886	81,697
Gross margin %	71%	71%	71%	71%
Operating expenses:
Selling, general and administrative	15,229	16,389	66,665	68,478
Research, development and other technology	4,016	4,087	14,900	15,060
Federal investigation settlement	—	5,000	—	5,000
Federal investigation legal and accrued indemnification costs	(22)	(595)	6,798	2,362
Litigation settlement	—	76	—	1,166
Discontinuation costs—Safe-Cross product line	—	—	—	1,075
Asset impairment charge	—	—	939	—
Employee termination and lease abandonment costs	966	—	1,630	536
Total operating expenses	20,189	24,957	90,932	93,677
Operating income (loss)	478	(3,939)	(7,046)	(11,980)
Loss on sale of auction rate securities	—	(540)	—	(540)
Other-than-temporary impairment of auction rate securities	—	(1,100)	—	(1,100)
Other income, net	55	65	215	373
Income (loss) before taxes	533	(5,514)	(6,831)	(13,247)
Income tax expense	(20)	(228)	(6,232)	(126)
Net income (loss)	$513	$(5,742)	$(13,063)	$(13,373)

Income (loss) per common and common equivalent share:
Basic	$0.02	$(0.17)	$(0.39)	$(0.41)
Diluted	0.02	(0.17)	(0.39)	(0.41)
Weighted average shares outstanding:
Basic	33,116	33,050	33,091	32,529
Diluted	34,011	33,050	33,091	32,529

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000's)

	December 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and investment securities	$33,662	$19,053
Restricted cash	—	817
Accounts receivable, net	15,664	16,328
Inventories	8,054	8,462
Deferred tax asset, current, net	163	1,406
Other current assets	1,568	2,054
Total current assets	59,111	48,120
Property, plant and equipment, net	28,669	31,475
Goodwill	5,569	5,569
Investment securities, non-current	—	9,800
Deferred tax asset, non-current, net	—	5,079
Other assets	346	640
Total assets	$93,695	$100,683

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,599	$15,162
Non-current liabilities	598	593
Stockholders’ equity	74,498	84,928
Total liabilities and stockholders’ equity	$93,695	$100,683

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2009	2010
(000's, except laser sales and installed base amounts)	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr

Disposable products revenue:
Vascular Intervention revenue	$15,204	$15,504	$16,088	$14,569	$14,063
Lead Management revenue	9,997	9,919	10,029	10,617	10,597
Total disposable products revenue	25,201	25,423	26,117	25,186	24,660

Service and other revenue	2,461	2,264	2,339	2,325	2,452

Laser revenue:
Equipment sales	734	—	313	799	825
Rental fees	1,265	1,323	1,256	1,267	1,368
Total laser revenue	1,999	1,323	1,569	2,066	2,193

Total revenue	29,661	29,010	30,025	29,577	29,305

Non-GAAP adjusted pre-tax income (loss) excluding special items (1)	607	(571)	64	1,566	1,477
Pre-tax income (loss) (2)	(5,514)	(924)	124	(6,564)	533

Cash flow (used in) generated by operating activities	(4,481)	(693)	2,048	2,995	3,556
Total cash and current investment securities	19,053	21,058	21,894	26,427	33,662

Laser sales summary:
Laser sales from inventory	5	—	1	6	4
Laser sales from evaluation/rental units	—	—	1	—	2
Total laser sales	5	—	2	6	6

(1) Non-GAAP adjusted pre-tax income (loss) excluding special items is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table.
(2) Given the Company's significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.

Worldwide Installed Base Summary:
Laser sales from inventory	5	—	1	6	4
Rental placements	16	17	10	13	10
Evaluation placements	7	5	5	5	2
Laser placements during quarter	28	22	16	24	16
Buy-backs/returns during quarter	(15)	(13)	(11)	(6)	(8)
Net laser placements during quarter	13	9	5	18	8
Total lasers placed at end of quarter	902	911	916	934	942

Reconciliation of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with GAAP, Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which the Company’s management uses these non-GAAP measures to conduct and evaluate its business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of Pre-Tax Income (Loss) to Non-GAAP Adjusted Pre-Tax Income (Loss) (000's) (unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Pre-tax income (loss), as reported (1)	$533	$(5,514)	$(6,831)	$(13,247)
Federal investigation settlement (2)	—	5,000	—	5,000
Federal investigation legal and accrued indemnification costs (3)	(22)	(595)	6,798	2,362
Litigation settlement (4)	—	76	—	1,166
Discontinuation costs—Safe-Cross product line (5)	—	—	—	1,075
Asset impairment charge (6)	—	—	939	—
Employee termination and lease abandonment costs (7)	966	—	1,630	536
Loss on sale of auction rate securities (8)	—	540	—	540
Other-than-temporary impairment of auction rate securities (9)	—	1,100	—	1,100
Non-GAAP adjusted pre-tax income (loss)	$1,477	$607	$2,536	$(1,468)
__________________

1)
Given the Company’s significant historical net operating losses that are available to offset future taxable income, any income tax expense or benefit is a non-cash item. As a result, management believes that pre-tax income or loss is the most appropriate measure of its operating performance.

2)
As previously disclosed in filings with the SEC, in December 2009, the Company entered into a civil Settlement Agreement with the Department of Justice (“DOJ”) and the Office of Inspector General, and a Non-Prosecution Agreement with the DOJ, related to the federal investigation which commenced in September 2008 (see Note 3 below). Pursuant to these agreements, the Company agreed to a forfeiture of $100,000 and a cash payment of $4.9 million, without any admission of wrongdoing by the Company.

3)
As previously disclosed in filings with the SEC, on September 4, 2008, the Company was jointly served by the FDA and U.S. Immigration and Customs Enforcement with a search warrant issued by the United States District Court, District of Colorado. The Company incurred significant legal and other expenses in this matter, beginning in the third quarter of 2008. Following the indictment in the third quarter of 2010 of three former employees with whom the Company has indemnification agreements, the Company accrued a $6.5 million charge to record its estimated liability related thereto.

4)	The amounts recorded represent royalties related to a patent license agreement, which was executed and disclosed in filings with the SEC in December 2009.

5)
In the third quarter of 2009, the Company discontinued the marketing and sales of the Safe-Cross® product line, which was acquired from Kensey Nash Corporation in May 2008. The $1.1 million one-time charge includes a patent impairment charge, impairment of long-lived assets, inventory write-offs and an amount in consideration of remaining contractual obligations to Kensey Nash Corporation primarily related to inventory purchases.

6)
In the third quarter of 2010, the Company wrote-off a capital project in process which is now no longer expected to be completed and utilized, due to a recent EPA ruling which effectively limited the useful life of the asset.

7)
Effective November 1, 2010, Emile J. Geisenheimer retired from his positions as Chairman, President, and Chief Executive Officer. In connection with Mr. Geisenheimer’s retirement and release of claims, the Company paid to Mr. Geisenheimer a lump sum payment of $517,500, equal to one-year’s salary. In addition, outstanding stock options held by Mr. Geisenheimer covering 140,279 shares of the Company’s common stock became fully vested in accordance with their terms in connection with his termination of employment, resulting in non-cash stock compensation expense of $418,000. These amounts, along with certain health insurance premiums, were recorded in the three months ended December 31, 2010. In the third quarter of 2010, the Company realigned certain of its sales territories thereby eliminating certain positions in its Vascular Intervention sales organization. As a result, the Company recorded severance obligations totaling $664,000 for the three months ended September 30, 2010.

In the second and third quarters of 2009, the Company eliminated certain positions in order to streamline operations. As a result, the Company recorded severance obligations totaling $410,000 for the twelve months ended December 31, 2009. In addition, in the third quarter of 2009, the Company recorded a charge for remaining lease obligations in the amount of $126,000 for a portion of a leased facility that is no longer being utilized.

8)	In the fourth quarter of 2009, the Company sold two of its auction rate securities at 90% and 92% of par, respectively. The amounts recorded represent the loss on the sale of these securities.

9)
In the fourth quarter of 2009, the Company determined that its remaining auction rate securities were other-than-temporarily impaired, due to a change by management regarding their intent to hold such investments until a full recovery of their par value. The amounts recorded represent the impairment calculated by an independent consultant.

THE SPECTRANETICS CORPORATION
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income (Loss) and Net Income (Loss) per Share to Non-GAAP Adjusted Net Income (Loss) per Share (2) (000's, except per share data) (unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2010		2009		2010		2009
	Net income	Impact per diluted share (1)	Net (loss) income	Impact per diluted share (1)	Net (loss) income	Impact per diluted share (1)	Net loss	Impact per diluted share (1)
Net income (loss), as reported	$513	$0.02	$(5,742)	$(0.17)	$(13,063)	$(0.39)	$(13,373)	$(0.41)
Federal investigation settlement	—	—	5,000	0.15	—	—	5,000	0.15
Federal investigation legal and accrued indemnification costs	(22)	(0.00)	(595)	(0.02)	6,798	0.20	2,362	0.07
Litigation settlement	—	—	76	—	—	—	1,166	0.04
Discontinuation costs—Safe-Cross product line	—	—	—	—	—	—	1,075	0.03
Asset impairment charge	—	—	—	—	939	0.03	—	—
Employee termination and lease abandonment costs	966	0.03	—	—	1,630	0.05	536	0.02
Loss on sale of auction rate securities	—	—	540	0.02	—	—	540	0.02
Other-than-temporary impairment of auction rate securities	—	—	1,100	0.03	—	—	1,100	0.03
Increase in valuation allowance against deferred tax asset (3)	(20)	(0.00)	—	—	6,090	0.18	—	—
Non-GAAP adjusted net income (loss)	$1,437	$0.04	$379	$0.01	$2,394	$0.07	$(1,594)	$(0.05)

__________________
1)    Per share amounts may not add due to rounding. The impact per diluted share is calculated for the special items based on the fully diluted weighted average shares outstanding for all periods. The fully diluted weighted average shares were 34,010,511 and 34,251,051 for the three months ended December 31, 2010 and 2009, respectively, and 34,205,702 and 33,433,048 for the twelve months ended December 31, 2010 and 2009, respectively.
2)    In 2009 and 2010, the Company has not incurred any federal income tax expense or benefit; accordingly, there is no tax effect associated with these costs.
3)    Based on the Company’s historical GAAP net losses and the uncertainty of future taxable income due primarily to indemnification costs related to recent indictments of former employees, management decided to record a full valuation allowance against its U.S. deferred tax asset.

THE SPECTRANETICS CORPORATION Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (000's, except percentages) (unaudited)
	Three Months Ended
	December 31, 2010			December 31, 2009	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported currency basis	Constant currency basis
United States	$24,719	$—	$24,719	$24,353	2%	2%
International	4,586	258	4,844	5,308	(14)	(9)
Total revenue	$29,305	$258	$29,563	$29,661	(1)%	0%

	Twelve Months Ended
	December 31, 2010			December 31, 2009	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported currency basis	Constant currency basis
United States	$101,008	$—	$101,008	$96,920	4%	4%
International	16,909	482	17,391	17,917	(6)	(3)
Total revenue	$117,917	$482	$118,399	$114,837	3%	3%

Spectranetics uses the non-GAAP financial measures described in this release as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by unusual or infrequent charges not related to the Company’s regular, ongoing business.

The impact of foreign exchange rates is highly variable and difficult to predict. The foreign exchange impact is the impact from foreign exchange rates on current period sales compared to prior period sales using the prior period’s foreign exchange rates. Spectranetics’ management believes that in order to properly understand the underlying business trends and performance of its ongoing operations, investors may find it useful to consider the impact of excluding changes in foreign exchange rates from the Company’s revenue.

The Company’s management uses the non-GAAP financial measures used in this release to analyze the underlying trends in the Company’s business, assess the performance of the Company’s core operations, establish operational goals and forecasts that are used in allocating resources and evaluate the Company’s performance period over period and in relation to its competitors’ operating results.

Spectranetics believes that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by management for its financial and operational decision-making and allows investors to see the Company’s results “through the eyes” of management. Spectranetics also believes that providing this information better enables the Company’s investors to understand the Company’s operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP. Some of the limitations associated with the Company’s use of these non-GAAP financial measures are:

•	Items such as the loss on the sale of auction rate securities reflect economic costs to the Company which are not reflected in non-GAAP adjusted net income and non-GAAP adjusted net income per share.

•
Items such as the federal investigation settlement, legal and accrued indemnification costs, litigation settlement, employee termination and lease abandonment costs that are excluded from net income (loss) and net income (loss) per share can have a material impact on cash flows, GAAP net income (loss) and net income (loss) per share and reflect economic costs to the Company which are not reflected in non-GAAP adjusted net income (loss) and non-GAAP adjusted net income (loss) per share.

•
Intangible asset impairment charges and inventory write-offs related to the Safe-Cross discontinuation represent a reduction in value of intangible and tangible assets. The asset impairment charge, write-off of deferred tax assets and the other-than-temporary impairment of auction rate securities also represent a reduction in value of these assets. The expense associated with these reductions in value is not included in the Company's non-GAAP net income or non-GAAP net income per share.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of foreign exchange, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than Spectranetics, limiting the usefulness of those measures for comparative purposes.

•	The Company’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures Spectranetics uses.

Spectranetics provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. Spectranetics encourages investors to review these reconciliations.

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